Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement on Form S-1/A (Pre Effective Amendment No. 4) of New Energy Technologies, Inc. (formerly Octillion Corp.) and Subsidiaries of our report dated December 15, 2009, on our audits of the consolidated balance sheets of New Energy Technologies, Inc. and Subsidiaries ("the Company") (a development stage company) as of August 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended, and for the cumulative period from May 5, 1998 (inception) to August 31, 2009.  We also consent to the reference to us under the heading "Experts" in the Registration Statement.

Our report, dated December 15, 2009, contains an explanatory paragraph that states that the consolidated financial statements have been prepared assuming the Company will continue as a going concern.  The Company has experienced recurring losses from operations since inception, and has a substantial deficit.  These conditions raise substantial doubt about the Company's ability to continue as a going concern.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

April 30, 2010